Exhibit 4.14

FIRST AMENDMENT TO SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECURITY AGREEMENT (this “Agreement”), dated as of November 7, 2005, is made by Market Central, Inc. dba Scientigo, Inc., a Delaware corporation (the "Company"), for the benefit of the secured parties signatory hereto pursuant to powers of attorney granted to CrossHill Georgetown Capital, LP, a Delaware limited partnership (“CrossHill”) and their respective endorsees, transferees and assigns (collectively, the "Secured Party").

W I T N E S E T H:

WHEREAS the parties hereto previously entered into that certain Security Agreement as of September 30, 2005 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in light of the contemplated rescission offer (the “Rescission Offer”) and exchange offer (the “Exchange Offer”) with respect to the Senior Notes and Warrants to provide that all notes and warrants issued to the Secured Party that may replace the Senior Notes and Warrants pursuant to such Rescission Offer and Exchange Offer are afforded the same rights as set forth in the Agreement after such issuances.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms set forth herein shall have the same meaning as defined in the Agreement.

2. Amendment of Agreement. For all purposes of the Agreement, (a) the terms “Senior Notes” shall include the original senior notes and warrants issued in the Offering as well as the notes issued in the Rescission Offer and the A Notes and B Notes issued in the Exchange Offer, all to the extent outstanding following consummation of the Rescission Offer and the Exchange Offer, (b) the terms “Warrants” shall include the original warrants issued in the Offering as well as the warrants issued in the Rescission Offer and the A Warrants and B Warrants issued in the Exchange Offer, all to the extent outstanding following consummation of the Rescission Offer and the Exchange Offer; and (c) the term “Principal Amount” shall mean the principal amount of all outstanding Senior Notes, all to the extent outstanding following consummation of the Rescission Offer and the Exchange Offer.

3. No Further Changes. Except as specifically set forth herein, all terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Security Agreement to be duly executed on the day and year first above written.

MARKET CENTRAL, INC.

By:
Clifford Clark
Chief Financial Officer

SECURED PARTIES:

By:	CrossHill Georgetown Capital, LP, as the duly authorized attorney in fact of the Secured Parties listed on Exhibit A hereto

By:
General Partner

YARBROUGH:

_______________________________
Stuart J. Yarbrough
(for the sole purpose of Section 13 of the
Agreement)